Exhibit D
                  BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION


In re:  Application for authority  |       DOCKET NO.  31003-EI
to receive common equity           |       ORDER NO.  PSC-03-1412-FOF-EI
contributions and to issue and     |       ISSUED:  December 15, 2003
sell securities during 12 months   |
ending 12/31/04, pursuant to       |
Section 366.04, F.S., and          |
Chapter 25-8, F.A.C., by Gulf      |
Power Company.                     |
------------------------------------


         The following Commissioners participated in the disposition of this matter:

                             LILA A. JABER, Chairman
                                 J. TERRY DEASON
                                 BRAULIO L. BAEZ
                             RUDOLPH "RUDY" BRADLEY
                               CHARLES M. DAVIDSON


                        FINAL ORDER GRANTING APPROVAL FOR
                     AUTHORITY TO ISSUE AND SELL SECURITIES

BY THE COMMISSION:

         Gulf Power Company (Gulf), pursuant to Chapter 25-8, Florida Administrative Code, and Section 366.04, Florida Statutes, requests authority to: receive equity funds from Southern Company (Gulf's parent company); issue and sell long-term debt and equity securities; and issue and sell short-term debt securities during the twelve months ending December 31, 2004. The maximum amount of common equity contributions received from Southern, the maximum amount of equity securities issued and the maximum principal amount of long-term debt securities issued will total not more than $300 million. The maximum principal amount of short-term debt at any one time will total not more than $190 million.

         The issuance and sale of equity securities and long-term debt may be through either negotiated underwritten public offering, public offering at competitive bidding, agents or dealers, or private sale. The equity funds from

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ORDER NO.  PSC-03-1412-FOF-EI
DOCKET NO.  031003-EI
PAGE 2


Southern are common equity contributions. The equity securities may take the form of preferred stock or preference stock (with such par values, terms and conditions, and relative rights and preferences as may be permitted by the Company's Restated Articles of Incorporation); trust preferred securities; or options, warrants or rights with respect to the foregoing. The long-term debt securities may take the form of first mortgage bonds, debentures, notes, guarantees, or other long-term obligations, pollution control bonds, installment contracts or other obligations securing pollution control bonds, or options, rights, interest rate swaps or other derivative instruments with respect to the foregoing with maturities ranging from one to fifty years and issued in both domestic and international markets.

         Gulf has established lines of credit with a group of banks under which borrowings may be made by the issuance of unsecured promissory notes. The interest rate on the proposed borrowings will be the interest rate available to the preferred corporate customers of the bank if effect at the time of issuance and may be subject to change, either up or down, at the time the preferred customer rate changes. None of the promissory notes are to be resold by the banks to the public. Gulf will reserve the right under the lines of credit to prepay all or any portion of the loans without penalty and to reborrow the amount of any notes so prepaid.

         Gulf also proposes to issue short-term notes to be sold in the commercial paper market. The notes may have varying maturities not to exceed one year, which maturities may be subject to extension by the Company to a final maturity not to exceed 390 days. The notes will be sold at a discount, plus a commission to the commercial paper dealer, with the aggregate interest cost to Gulf expected not to exceed the prime rate in effect at the time of the sale. Gulf further proposes that such commercial paper notes may be issued for its benefit by a special purpose affiliate, which would then lend the proceeds to the Company on identical terms. Such loan would be evidenced by Gulf's "grid"
note issued to the affiliate.

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ORDER NO.  PSC-03-1412-FOF-EI
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PAGE 3



         At no time will Gulf borrow funds, incur debt or assume liabilities or obligation as guarantor, endorser, or surety that are not for the benefit of Gulf.

         It does not appear issuance would impair the financial viability of the public utility such that its ability to provide reasonable service at reasonable rates is jeopardized. It appears that Gulf has complied with the requirements of
Section 366.04, Florida Statutes and Chapter 25-8, Florida Administrative Code, in applying for the authority to issue and sell securities. Therefore, Gulf's application is hereby granted.

         Further, pursuant to Section 366.04, Florida Statutes, the Commission, upon application by a public utility, may authorize the utility to issue and sell securities of one or more offerings, or of one or more types, over a period of up to twelve months. Our approval of the proposed issuance and/or sale of securities by Gulf Power Company does not indicate specific approval of any rates, terms, or conditions associated with the issuance. Such matters are property reserved for our review within the context of a rate proceeding. Our approval of the issuance of securities constitutes approval only as to the legality of the issue. In approving the subject financing, we retain the right to disallow any of the costs incurred by ratemaking purposes.

         Based upon the foregoing, it is therefore

         ORDERED by the Florida Public Service Commission that the application by Gulf Power Company to receive common equity contributions and issue and sell securities pursuant to Section 366.04, Florida Statutes, and Chapter 25-8, Florida Administrative Code, is granted. It is further


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ORDER NO.  PSC-03-1412-FOF-EI
DOCKET NO.  031003-EI
PAGE 4


         ORDERED that Gulf Power Company is authorized to: (1) receive equity funds from Southern Company (Gulf's parent company); (2) issue and sell long-term debt and equity securities; and (3) issue and sell short-term debt securities during the twelve months ending December 31, 2004. The maximum amount of common equity contributions received from Southern, the maximum amount of equity securities issued and the maximum principal amount of long-term debt securities issued shall total not more than $300 million. The maximum principal amount of short-term debt, at any one time, shall total not more than $190 million. It is further

         ORDERED that Gulf Power Company shall file a Consummation Report in accordance with Rule 25-8.009, Florida Administrative Code, within 90 days after the end of any fiscal year in which it issues securities. It is further

         ORDERED that this docket shall remain open to monitor the issuance and/or sale of securities until Gulf Power Company submits and we have reviewed the Consummation Report, at which time it shall be closed administratively.
         By ORDER of the Florida Public Service Commission this 15th Day of December, 2003.

                                                BLANCA S. BAYO, Director
                                                Division of the Commission Clerk
                                                and Administrative Services



                                          By:   /s/Kay Flynn
                                                Kay Flynn, Chief
                                                Bureau of Records and Hearing
                                                Services


( S E A L )

KEF

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ORDER NO.  PSC-03-1412-FOF-EI
DOCKET NO.  031003-EI
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                NOTICE OF FURTHER PROCEEDINGS OR JUDICIAL REVIEW

         The Florida Public Service Commission is required by Section 120.569(1), Florida Statutes, to notify parties of any administrative hearing or judicial review of Commission orders that is available under Sections 120.57 or 120.68, Florida Statutes, as well as the procedures and time limits that apply. This notice should not be construed to mean all requests for an administrative hearing or judicial review will be granted or result in the relief sought.

         Any party adversely affected by the Commission's final action in this matter may request: 1) reconsideration of the decision by filing a motion for reconsideration with the Director, Division of the Commission Clerk and Administrative Services, 2540 Shumard Oak Boulevard, Tallahassee, Florida 32399-0850, within fifteen (15) days of the issuance of this order in the form prescribed by Rule 25-22.060, Florida Administrative Code; or 2) judicial review by the Florida Supreme Court in the case of an electric, gas or telephone utility or the First District Court of Appeal in the case of a water and/or wastewater utility by filing a notice of appeal with the Director, Division of the Commission Clerk and Administrative Services and filing a copy of the notice of appeal and the filing fee with the appropriate court. This filing must be completed within thirty (30) days after the issuance of this order, pursuant to Rule 9.110, Florida Rules of Appellate Procedure. The notice of appeal must be in the form specified in Rule 9.900(a), Florida Rules of Appellate Procedure.